Exhibit 99.1
NuStar Energy L.P. Signs Agreement to Divest Remaining 50% Interest in Asphalt Joint Venture

Exit of Asphalt Refining Business to Significantly Reduce NuStar’s Earnings Volatility

Non-cash Charges Associated with Certain Storage Facilities Expected to Negatively Impact 4th Quarter 2013 Results

Excluding Non-Cash Charges 4th Quarter EPU Expected to be Approximately
$0.20 per Unit

SAN ANTONIO, February 3, 2014 - NuStar Energy L.P. (NYSE: NS) today announced that it has entered into an agreement with an affiliate of Lindsay Goldberg LLC, a private investment firm, to divest all of its 50% voting interest in an asphalt joint venture that owns a refinery located in Paulsboro, New Jersey, a terminal located in Savannah, Georgia, and the related working capital. Lindsay Goldberg LLC currently owns the other 50% voting interest in the asphalt joint venture. Closing for the transaction is expected to occur no later than February 28, 2014.

As a result of this transaction, a $250 million, seven-year revolving credit facility between NuStar Logistics and the joint venture will be converted to a $175 million term loan at closing and reduced to a $150 million term loan six months after closing. The transaction calls for the term loan to be repaid with excess cash flows generated by the asphalt business over the next several years and for the loan to be paid off in full by no later than September 2019.

NuStar Logistics will continue to provide up to $150 million of credit support for the asphalt business, in the form of guarantees and letters of credit, for two years after the closing date. This support amount will begin declining two years after closing and will terminate no later than September 2019.

“This transaction, coupled with the January 1, 2014 termination of our crude oil supply agreement with PDVSA, significantly reduces our financial liability related to asphalt refining,” said Brad Barron, President and CEO of NuStar Energy. “It lowers our financial obligations by $100 million - dropping by $75 million immediately, and then dropping by another $25 million within six months.  Most importantly, our earnings will no longer be burdened by the volatility and significant losses generated by the asphalt joint venture. As a result of this divestiture, we can focus on growing our more stable storage and pipeline fee-based operations.”

Expected Fourth Quarter 2013 Non-Cash Charges

Fourth quarter 2013 earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings per unit (EPU) are expected to be negatively impacted by approximately $400 million of non-cash charges. Due to changing market conditions in certain geographic areas, as well as the underperformance of a few facilities, the company plans to write down the asset values and the value of goodwill assigned to several of its storage facilities.

These expected non-cash write-downs will impact fourth quarter EBITDA and EPU but will not impact distributable cash flow or the debt to EBITDA covenant calculation in the company’s debt agreements. After these charges, the company expects fourth quarter 2013 EPU to be a loss of around $4.75 per unit. Excluding the non-cash charges and other adjustments, the company should generate EPU of approximately $0.20 per unit. This revised outlook is based on the company’s current estimate of results from operations for the fourth quarter of 2013.

A conference call with management is scheduled for 9:00 a.m. CT on Wednesday, February 5, 2014, to discuss the fourth quarter 2013 earnings results in more detail, which will be released earlier that morning, and provide an updated outlook for the company for 2014. Investors interested in listening to the presentation may call 800/622-7620, passcode 32985588. International callers may access the presentation by dialing 706/645-0327, passcode 32985588. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 32985588. International callers may access the playback by calling 404/537-3406, passcode 32985588. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

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About NuStar Energy

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has 8,643 miles of pipeline; 89 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and 50% ownership in a joint venture that owns a terminal and an asphalt refinery with a throughput capacity of 74,000 barrels per day.  The partnership’s combined system has approximately 97 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs, as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. Risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2012 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information Related to the Quarter Ended December 31, 2013
(Unaudited, Per Unit)

NuStar Energy L.P. utilizes a financial measure, adjusted net income per unit, which is not defined in U.S. generally accepted accounting principles. Management believes that this measure provides investors an enhanced perspective of the operating performance of the partnership's assets. Adjusted net income per unit is not presented as an alternative to net income per unit or income per unit from continuing operations. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. generally accepted accounting principles. The following is a reconciliation of projected net loss per unit to projected adjusted net income per unit:

Three Months Ended December 31, 2013

Projected net loss per unit	$(4.75)
Approximate impact from non-cash charges and other adjustments	4.95
Projected adjusted net income per unit	$0.20